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                              Your Money Can Begin
                            Earning These High Rates

                   PROSPECTUS SUPPLEMENT DATED MAY XX, 1997.

                                Investment Notes

                                                        Annual
                Term                 Rate               Yield*

              3 Months               7.15%               7.41%
              6 Months               7.35%               7.62%
             12 Months               8.35%               8.70%
             18 Months               8.50%               8.87%
             24 Months               8.75%               9.14%
             30 Months               9.35%               9.80%
             36 Months               9.50%               9.96%
             48 Months               9.75%              10.24%
             60 Months              10.50%              11.06%
              7  Years              10.60%              11.18%
             10  Years              10.75%              11.34%

                      Minimum for Investment Notes $1,000

                             New Money Market Note--
                        Rate 6.15% - Annual Yield 6.34%*


                              For More Information,
                               Call 1-800-776-4001


                                      LOGO
                               American Business
                            Financial Services Inc.




                            BalaPointe Office Centre
          111 Presidential Boulevard, Suite 215 o Bala Cynwyd, PA 19004
                                 1-800-776-4001

 American Business Financial Services, Inc. is a NASDAQ listed Company (ABFI).

  An offer can only be made by the Prospectus dated May XX, 1997, delivered in conjunction with this Rate Supplement dated May XX, 1997. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through June 20, 1997. The interest rate paid on the Money Market Notes is subject to change from time to time in the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.